EXHIBIT 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2007 with respect to the consolidated financial statements of eToys Direct, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007 and January 28, 2006 and the period from May 10, 2004 (inception) to January 29, 2005, included in the Proxy Statement of BabyUniverse, Inc. that is made a part of the Registration Statement (Form S-4) and Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission on or about June 14, 2007.
/s/ Ernst & Young LLP
Denver, Colorado
June 14, 2007